Exhibit 99.1

Nakamoto Holdings Appoints Andrew Creighton as Chief Commercial Officer to Lead Global Bitcoin Growth Strategy

NASHVILLE, Tenn. – June 25, 2025 – Nakamoto Holdings Inc. (“Nakamoto”), a Bitcoin-native holding company, which previously announced its anticipated merger with Kindly MD, Inc. (NASDAQ: NAKA) (“KindlyMD”), today announced the appointment of Andrew Creighton as Chief Commercial Officer. In this role, Andrew will lead Nakamoto’s commercial strategy across global markets, including overseeing licensing, partnerships, capital formation, and regional expansion.

Andrew is a seasoned operator with deep expertise in scaling international businesses, raising institutional capital, and securing transformational partnerships. He currently serves as Chief Commercial Officer of BTC Inc, publisher of Bitcoin Magazine and host of the annual Bitcoin Conference, where he has been instrumental in helping drive the company’s global expansion. Previously, Andrew spent 17 years at VICE Media, where he became Global President. At VICE, he launched the first international edition of VICE in the UK, then founded VICE EMEA, ultimately growing VICE to 35 global markets and a $5.7 billion valuation.

Andrew is also the founder of ADVICE, a consulting and investment firm that backs startups focused on human and planetary health. Additionally, he serves as a Patient Representative at NeuBio, a company focused on developing precision diagnostics and therapies for neurological diseases and serves as a board member of The Michael J. Fox Foundation for Parkinson’s Research.

“Andrew is a visionary builder whose experience, strategic execution, and business discipline make him a perfect fit for Nakamoto,” said David Bailey, Founder and CEO of Nakamoto Holdings. “Andrew has led ambitious international expansions and scaled companies through commercial partnerships. I am excited to leverage his expertise and network as we deploy our commercial strategy and grow Bitcoin’s exposure in new markets.”

Andrew added, “Bitcoin will reshape the fabric of society across the globe. Governments, institutions and capital markets are recognizing Bitcoin’s role in the future of finance. Nakamoto is at the tip of the spear, building the culture, market, and community that will realize this generational movement, and there’s nowhere else I’d rather be.”

About Nakamoto

Nakamoto is a Bitcoin treasury company building a global portfolio of Bitcoin-native companies. Nakamoto plans to establish the first publicly traded conglomerate of Bitcoin companies by accumulating Bitcoin in its treasury and by leveraging its treasury to acquire and develop an ecosystem of Bitcoin companies across finance, media, advisory and more. The company aims to provide commercial and financial infrastructure for the next generation of capital markets. For more information, please visit nakamoto.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this release that address activities, events or developments that Kindly MD or Nakamoto expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed merger and related transactions, (collectively, the “Transactions”) the expected closing of the proposed Transactions and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including the management team and board of directors of the combined company and expected use of proceeds from the Transactions, and any post-closing transactions contemplated between the combined company and BTC Inc (and/or UTXO, LLC through BTC Inc). Information adjusted for the proposed Transactions should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this release. These include the risk that Kindly MD and Nakamoto businesses (which may include the businesses of BTC Inc and/or UTXO in the future, as applicable) will not be integrated successfully and the risk that Kindly MD or the applicable governing bodies of BTC Inc and/or UTXO may not pursue or approve the terms of an acquisition of BTC Inc and/or UTXO; the risk that cost savings, synergies and growth from the proposed transaction may not be fully realized or may take longer to realize than expected; the possibility that shareholders of Kindly MD may not approve the issuance of new shares of Kindly MD common stock in the Transactions or that shareholders of Kindly MD may not approve the Transactions; the risk that a condition to closing of the Transactions may not be satisfied, that either party may terminate the merger agreement, the subscription agreements of the convertible debt purchase agreement or that the closing of the Transactions might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Transactions; the parties do not receive regulatory approval of the Transactions; the occurrence of any other event, change, or other circumstances that could give rise to the termination of the merger agreement relating to the Transactions; the risk that changes in Kindly MD’s capital structure and governance could have adverse effects on the market value of its securities; the ability of Kindly MD and Nakamoto to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on Kindly MD and Nakamoto’s operating results and business generally; the risk the Transactions could distract management from ongoing business operations or cause Kindly MD and/or Nakamoto to incur substantial costs; the risk that Kindly MD may be unable to reduce expenses or access financing or liquidity; the impact of any related economic downturn; the risk of changes in governmental regulations or enforcement practices; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Kindly MD’s and Nakamoto’s control, including those detailed in Kindly MD’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and such other documents of Kindly MD filed, or to be filed, with the SEC that are or will be available on Kindly MD’s website at www.kindlymd.com and on the website of the SEC at www.sec.gov. All forward-looking statements are based on assumptions that Kindly MD and Nakamoto believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither Kindly MD or Nakamoto undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Media Contacts

Carissa Felger/Sam Cohen

Gasthalter & Co.

(212) 257-4170

Nakamoto@gasthalter.com

For Kindly MD:

Valter Pinto, Managing Director

KCSA Strategic Communications

(212) 896-1254

KindlyMD@KCSA.com